EXHIBIT 99.2

Non-GAAP Measures:  Definitions and Use/Importance

On December 21, 2005 (“Closing Date”) an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. (“Hertz Holdings”) acquired all of The Hertz Corporation’s (“Hertz”) common stock from Ford Holdings LLC (“Ford Holdings”) pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, among Ford Motor Company (“Ford”), Ford Holdings and Hertz Holdings (previously known as CCMG Holdings, Inc.). As a result of this transaction, upon completion of the acquisition, investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity (collectively, the “Sponsors”), owned over 99% of the common stock of Hertz Holdings. As a result of an initial public offering of the common stock of Hertz Holdings in November 2006, the Sponsors now own approximately 72% of the common stock of Hertz Holdings.  We refer to the acquisition of all of Hertz’s common stock as the “Acquisition.” We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the “Transactions.” The “Successor period ended December 31, 2005” refers to the 11-day period from December 21, 2005 to December 31, 2005 and the “Predecessor period ended December 20, 2005” refers to the period from January 1, 2005 to December 20, 2005.  Unless the context otherwise requires, “we,” “us,” and “our” mean (a) prior to December 21, 2005, Hertz and its consolidated subsidiaries and (b) on and after December 21, 2005, Hertz Holdings and its consolidated subsidiaries, including Hertz.  The term “Successor” refers to us following the Acquisition and the term “Predecessor” refers to us prior to the Closing Date. The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP financial and other measures utilized in Hertz’s March 27, 2007 presentation to the Lehman Brothers High Yield Bond and Syndicated Loan Conference (the “Investor Conference”) are set forth below.  Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believe that presentation of the non-GAAP financial measures presented at the Investor Conference provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP financial measures.

1.    Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate

EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; certain management fees paid to the Sponsors; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

The calculations of Pro forma Corporate EBITDA have been calculated on a pro forma basis to give effect to our new capital structure as if the debt associated with the Transactions had occurred on January 1, 2005 using historical interest rates and purchase accounting related to the Acquisition.  Pro forma metrics will not be required for 2007 and beyond. Corporate EBITDA as presented here may not be representative of the calculation of Corporate EBITDA under Hertz’s senior credit facilities for any period prior to December 31, 2006 because consolidated interest expense (as defined in the agreements governing Hertz’s senior credit facilities), a component of Corporate EBITDA, is calculated on a transitional basis until such date. For periods prior to December 31, 2006, Corporate EBITDA under this transitional formula would have been higher than the amount shown. Accordingly, we believe that the presentation of this amount would be misleading to investors and have instead provided what we believe to be a more meaningful calculation of Corporate EBITDA.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things,

the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires it to maintain a specified consolidated leverage ratio and consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning with September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of December 31, 2006, we performed the calculations associated with the above noted financial covenants and determined that we are in compliance with such covenants.

2.    Earnings Before Interest, Taxes and Amortization (“EBITA”)

EBITA is defined as net income before net interest expense, income taxes and amortization.  We present EBITA to provide investors with a supplemental measure of our equipment rental segment’s operating performance.  EBITA is important to management and investors because it removes interest expense, where differences among industry participants can be caused by the financing methodology utilized by the various equipment rental companies.  Utilizing this measure results in a performance metric that management and investors can use for comparison across the equipment rental industry.

3.    Pro Forma

Pro forma calculations give effect to our new capital structure as if the debt associated with the acquisition on December 21, 2005 and related purchase accounting adjustments had occurred on January 1, 2005.

	Year Ended December 31, 2005 (Combined)
INCOME (LOSS) BEFORE INCOME TAXES AND	Car	Equipment	Corporate
MINORITY INTEREST BY SEGMENT	Rental	Rental	and Other	Total

Historical income (loss) before income taxes and minority interest	$374.6	$239.1	$(72.0)	$541.7
Pro Forma Adjustments:
Direct operating (a)	(26.6)	(34.0)	(13.9)	(74.5)
Depreciation of revenue earning equipment (b)	16.8	(29.8)	—	(13.0)
Selling, general and administrative (c)	(17.2)	(0.1)	16.4	(0.9)
Interest, net of interest income (d)	(56.0)	(1.9)	(265.7)	(323.6)
Pro forma income (loss) before income taxes and minority interest	$291.6	$173.3	$(335.2)	$129.7

(a)             Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities.

(b)            Represents the increase in depreciation of revenue earning equipment based upon their revaluation.

(c)             Represents the increase in depreciation of property and equipment.

(d)            Represents the increase in interest expense giving effect to the our new capital structure as if the debt associated with the Acquisition had occurred on January 1, 2005.

4.    Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes and minority interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts, unrealized transaction gains (losses) on Euro denominated debt and certain one-time charges and non-operational items.  Adjusted pre-tax income is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5.    Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing an assumed provision for income taxes and minority interest.  Adjusted net income is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, one-time charges and items that are not operational in nature or comparable to those of our competitors.

6.    Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

7.    Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency.  Management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8.    Unlevered Pre-Tax Cash Flow

Unlevered Pre-Tax Cash Flow is calculated as Corporate EBITDA less equipment rental fleet depreciation including gain (loss) on sale, non-fleet capital expenditures, net of non-fleet disposals, plus changes in working capital (accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities), and changes in other assets and liabilities (including public liability and property damage, U.S. pension liability, other assets and liabilities, equity and minority interest).  Unlevered Pre-Tax Cash Flow is important to management and investors as it represents funds available to pay corporate interest and taxes and to grow our fleet or reduce debt.

9.    Levered After-Tax Cash Flow Before Fleet Growth

Levered after-tax cash flow before fleet growth is calculated as Unlevered Pre-Tax Cash Flow less corporate net cash interest and corporate cash taxes.  Levered after-tax cash flow before fleet growth is important to management and investors as it represents the funds available to grow our fleet or reduce debt.

10.    Levered After-Tax Cash Flow After Fleet Growth

Levered after-tax cash flow after fleet growth is calculated as Levered After-Tax Cash Flow Before Fleet Growth less equipment rental fleet growth capital expenditures and less gross car rental fleet growth capital expenditures plus car rental fleet financing. Levered after-tax cash flow after fleet growth is important to management and investors as it represents the funds available for the reduction of corporate debt.

11.    Corporate Interest

Corporate Interest is calculated as interest expense, net of interest income less total fleet interest expense, net of total fleet interest income and non-cash corporate interest charges.

Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts.  Corporate interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

12.    Corporate Net Cash Interest (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate net cash interest represents interest expense, net of interest income less car rental fleet interest expense, net of car rental interest income and non-cash corporate interest charges.  Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts.  Corporate net cash interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

13.    Corporate Cash Taxes (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate cash taxes represents cash paid by us during the period for income taxes.

14.    Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and short-term investments, if any, and “corporate restricted cash.” Corporate debt consists of senior notes and Euro medium term notes issued prior to the Acquisition; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; and certain other indebtedness of our domestic and foreign subsidiaries.  Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

15.    Net Fleet Debt

Net fleet debt is calculated as total fleet debt less “restricted cash associated with fleet debt.”  Fleet debt consists of our U.S. ABS Fleet Debt, the Fleet Financing Facility, obligations incurred under our International Fleet Debt Facilities, capital lease financings relating to revenue earning equipment that are outside the International Fleet Debt Facilities and the pre-Acquisition ABS Notes.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.

16.    Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and investments that are not readily available for our normal disbursements. Total restricted cash and investments are restricted for the acquisition of vehicles and other specified uses under our U.S. ABS Fleet Debt and to satisfy certain or our self insurance reserve requirements.  Corporate restricted cash is calculated as total restricted cash less “restricted cash associated with fleet debt.

17.    Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Total restricted cash includes cash and investments that are not readily available for our normal disbursements. Restricted cash associated with fleet debt is restricted for the acquisition of vehicles and other specified uses under our U.S. ABS Fleet Debt.